Filed Pursuant to Rule 433
Registration No. 333-132201

Toyota Motor Credit Corporation
Term Sheet: Dated June 27, 2006

Structure: 5NC2

Pricing Date: June 27, 2006

Interest Accrual Date: June 30, 2006

Settlement Date: June 30, 2006

Maturity Date: June 30, 2011

Ratings: Aaa / AAA

CUSIP: 89233PYR1

Form of Note: MTN

Bond Transaction Details:

Principal Amount: $100,000,000

Pricing Benchmark: 5y UST

Benchmark Yield/Price: 5.19% / 98-20+

Spread to Benchmark: 83 bps

Reoffer Yield: 6.020%

Semi-Annual Coupon: 6.020%

Reoffer Price:	100.00%

All-In Price to Issuer:	100.00%

Net Proceeds: $100,000,000

Coupon Payment Dates: Semi-annually on the 30th day of each June and December, subject to no adjustment in accordance with Following Business Day Convention

Initial Coupon Payment Date: December 30, 2006

Day Count: 30/360

Business Day Convention: New York

Call Provisions: Callable in whole at par on June 30, 2008 and at each semi-annual payment date thereafter, with 10 calendar days notice

Denominations: Minimum of $10,000 and $1,000 thereafter

MTN Agent: Merrill Lynch

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.